Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
	Media:
	Blake Travis:	619.884.4228
	blaketravis@maximus.com

	Investors:
	Matt Burns:	703.251.8530
	matthewsburns@maximus.com

Date: October 9, 2018

MAXIMUS Signs Definitive Agreement to Acquire U.S. Federal Citizen Engagement Centers for $400 Million in Cash

- Acquisition Strengthens the Company’s Position in the Administration of
U.S. Federal Government Programs -

(RESTON, VA. - October 9, 2018) - MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, announced today that it has signed a definitive asset purchase agreement to acquire certain assets of General Dynamics Information Technology’s large-scale, citizen-engagement centers in the U.S. Federal civilian market. The acquisition is expected to strengthen MAXIMUS position in the administration of federal government programs across the United States. The $400 million all cash transaction is expected to close in mid-November and is subject to customary closing conditions.

This acquisition is a natural fit for MAXIMUS and expands its reach in the delivery of citizen services. The acquisition enables greater economies of scale and brings enhanced technology and added operational capabilities that will benefit the entire MAXIMUS portfolio.

“As a leader in business process management and the delivery of citizen services, MAXIMUS is strengthening its position with some of the largest mission-critical federal civilian programs,” said Bruce L. Caswell, President and Chief Executive Officer of MAXIMUS. “This deal aligns with our MAXIMUS digital modernization strategy and we remain keenly focused on improving the citizen experience for critical government programs while driving long-term innovation to meet evolving program demands.”

The associated assets included in the asset purchase agreement had revenue of approximately $670 million for the twelve months ended June 2018. This revenue is primarily tied to cost reimbursable contracts and accordingly, operating margins typically average in the mid-single digit range.

MAXIMUS expects that the transaction will close in mid-November, subject to customary closing conditions. MAXIMUS currently anticipates that the assets associated with this transaction will generate approximately 10.5 months of revenue for its fiscal year 2019 in the range of $575 million to $600 million. The transaction is expected to be accretive by $0.10 to $0.15 of diluted earnings per share in fiscal year 2019 after consideration of one-time expenses, interest, non-cash charges, and cost synergies.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS will provide formal guidance for fiscal 2019 on November 20, 2018, concurrent with reporting its results for its fourth fiscal quarter and year-ended September 30, 2018.

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 20,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, Saudi Arabia, Singapore and the United Kingdom. For more information, visit maximus.com.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.

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1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM